Exhibit 99.1

Contact:	ChristinaCha	9701 Wilshire Blvd. Suite 700
	Marketing & Communications Manager	Beverly Hills, CA 90212
Kennedy Wilson
(310) 887-6294
ccha@kennedywilson.com
www.kennedywilson.com

NEWS RELEASE

Kennedy Wilson Announces Dividend for Second Quarter 2011 of $0.04 per Common Share

BEVERLY HILLS, Calif. (June 21, 2011) – International real estate investment and services firm Kennedy Wilson (NYSE: KW) announced today its first quarterly dividend in Company history. The Company will pay $0.04 per share to common shareholders of record as of July 1, 2011 with a payment date of July 15, 2011. The quarterly payment would equate to an annual dividend of $0.16 per common share.

“This is a milestone event for the company and reflects the growth in the Company’s recurring cashflow”, stated William McMorrow.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 23 offices in the U.S., Europe and Japan. The company offers a comprehensive array of real estate services including auction, conventional sales, property services and investment management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor of real estate investments in the U.S., Europe and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

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FOR IMMEDIATE RELEASE